     As filed with the Securities and Exchange Commission on July 8, 1998
                                     Registration No. __________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ______________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ______________________


                       UNIVERSAL STANDARD HEALTHCARE, INC.
             (Exact name of Registrant as specified in its charter)

      Michigan                                                 38-2986640
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                           26500 Northwestern Highway
                           Southfield, Michigan 48076
                                 (248) 358-0810
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                   Alan S. Ker
                           26500 Northwestern Highway
                           Southfield, Michigan 48076
                                 (248) 358-0810
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ______________________

                                    copy to:

                               Mark A. Metz, Esq.
                               Dykema Gossett PLLC
                             400 Renaissance Center
                                Detroit, MI 48243
                                 (313) 568-6800

                             ______________________



              Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.
              If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. [ ]
              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]
              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     __________________________________

                       CALCULATION OF REGISTRATION FEE


                             Proposed
                             Maximum         Proposed
                             Aggregate       Maximum
Title Of        Amount       Offering        Aggregate      Amount of
Shares To Be    To Be        Price           Offering      Registration
Registered      Registered   Per Unit*       Price*            Fee**

Common Stock,   500,000      $ 2.0625        $ 1,031,250   $ 304.22
no par value    shares


*  Estimated solely for purposes of computing the registration fee.

** Calculated on the basis of the average of the high and low reported sale prices of the Common Stock on the Nasdaq National Market on July 6, 1998.

              THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JULY 8, 1998

                                   PROSPECTUS

                       UNIVERSAL STANDARD HEALTHCARE, INC.
                                 500,000 SHARES
                                  COMMON STOCK

              The 500,000 shares of Common Stock of Universal Standard Healthcare, Inc. (the "Company") offered hereby are presently outstanding shares that may be sold from time to time in the market or in other transactions by a certain shareholder of the Company (the "Selling Shareholder") listed under "Selling Shareholder". See "Selling Shareholder" and "Plan of Distribution". None of the proceeds of these sales will be received by the Company. This offering is not underwritten. The Company's principal executive offices are located at 26500 Northwestern Highway, Southfield, Michigan 48076 (telephone number: (248) 358-0810).

              The Common Stock is traded on the Nasdaq Stock Market's National Market (the "National Market"). The average of the high and low sales prices of the Common Stock on July 6, 1998 on the National Market was $2.0625.

              SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

              The shares of Common Stock offered hereby will be sold at market prices prevailing from time to time or otherwise at prices then obtainable. Expenses relating to this offering, estimated at approximately $17,000 will be paid by the Company.

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is          , 1998

              NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              AVAILABLE INFORMATION

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. In addition, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

              This Prospectus is a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information included in such Registration Statement. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying. For further information about the Company and its securities, reference is hereby made to such Registration Statement, and to the exhibits and financial schedules filed as part thereof or otherwise incorporated herein. Each summary herein of additional information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The following documents (and the amendments thereto) filed by the Company with the Commission are hereby incorporated by reference and made a part hereof:

              (a) The description of the Company's Common Stock included in the
                  Registration Statement on Form S-1 (No. 33-49092) (incorporated by reference into the Company's Exchange Act Registration Statement on Form 8-A, filed on July 10, 1992);

              (b) Annual Report on Form 10-K for the year ended December 31,
                  1997; and

              (c) Quarterly Report on Form 10-Q for the quarter ended March 31,
                  1998.

              All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


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



              To the extent the foregoing documents are incorporated by reference herein, copies may be obtained without charge (other than for exhibits to such documents) upon written request directed to the Company's principal executive office, located at 26500 Northwestern Highway, Southfield, Michigan 48076 (telephone number: (248) 358-0810), to the attention of the Chief Financial Officer.

                                   THE COMPANY

              Universal Standard Healthcare, Inc. provides clinical laboratory testing services on a traditional fee-for-service basis. In addition, through its specialty managed care programs, the Company offers clinical laboratory testing services, home medical services, and diagnostic imaging to employer, employer group-, union- and government-sponsored health care benefit plans and other groups for a fixed payment per participating employee or retiree.

                                  RISK FACTORS

              IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

Recent Profit Declines

              The Company's level of profitability has declined significantly in recent periods. The Company has reported a net loss for each of the last three fiscal years and for the interim period of 1998. Recent declines in profitability are believed to be principally due to recent changes in the health care industry, including those described in "Risk Factors - Changes in the Health Care Industry", reductions in testing facilities and lost accounts.

              The Company's business strategy is to become a national leader in the development and delivery of innovative health care services. In connection with the implementation of this business strategy, beginning in 1996, the Company initiated a series of revenue enhancement, reengineering and cost reduction programs designed to increase revenues, reduce expenses and improve overall profitability in both its laboratory fee-for-service and managed care businesses. There can be no assurance that the Company will be successful in its revenue enhancement, reengineering and cost reduction efforts.

              The ability of the Company to successfully execute the strategies set forth above involves a number of uncertainties, including, but not limited to, the degree to which the Company's revenue enhancement initiatives will generate new revenues, whether any such new revenues will be sufficient to offset decreases in revenues, particularly if third party reimbursement levels continue to decrease or the Company continues to experience declines in patient visits or fee-for-service revenue per patient visit. Other uncertainties include variations in cost savings from, and timing of, the Company's reengineering/cost reduction efforts from those anticipated, the ability of the Company to develop new managed care products, the level of interest that existing and potential new customers may have in managed care products offered by the Company, the ability of the Company to identify and satisfy market needs and the extent to which increases in operating costs and decreases in reimbursement levels will offset any benefits derived from these efforts. In addition, cost reduction efforts such as those initiated by the Company, by their nature, result in a reduction of customer service to customers in general, with greater impact on customers in certain outlying geographic markets. As a result of these reductions in service, the Company may experience increased customer attrition, especially in its outlying geographic markets. Although the Company will attempt to reduce the negative impact on revenues and profitability from its cost reduction efforts, there can be no assurance that it will be successful in such efforts. See "Risk Factors - Dependence on Managed Care Programs".

Increased Levels of Cash Flow Required

              The Company has experienced reduced levels of operating cash flows in recent months due to decreases in its fee-for-service revenues. The Company needs increased levels of cash in future periods to meet its anticipated cash needs. The Company is attempting to generate additional cash through its revenue enhancement, reengineering and cost reduction efforts. The Company's ability to generate additional operating cash flow, however, involves a number of uncertainties and there can be no assurance that increased levels of cash will be available to the Company on a timely basis or at all. For example, the Company's revenue enhancement initiatives may not be at the level required to offset decreases in revenues, particularly if third party reimbursement levels continue to decrease or the Company continues to experience declines in patient visits or fee-for-service revenue per patient visit. In addition, the Company's operating cash flow could be negatively affected by a number of other factors, including the impact of reengineering/cost reduction efforts on revenues, potential offsetting increases in operating expenses, variations in cost savings from, and timing of, the Company's reengineering/cost reduction efforts from those anticipated, the impact on revenues and expenses of governmental and third-party payor requirements and reimbursement levels, the impact on the Company of recent and continuing changes in the health care industry and the competitive nature of the laboratory industry. In the event that the Company's laboratory operations and unregulated managed care subsidiaries do not generate cash to the extent required to fund their operations, the Company will need to obtain additional financing to meet its operating cash needs or consider disposition of assets or curtailment of operations. See "Risk Factors - Restrictions on Cash Distributions From Managed Care Subsidiaries".

Restrictions on Cash Distributions From Managed Care Subsidiaries

              The Company conducts its managed care programs ("Managed Care Programs") through subsidiaries ("Managed Care Subsidiaries") which are required to be licensed in certain states, including the state of Michigan, and must comply with applicable state regulations as a condition to continued licensure. Such regulations include requirements relating to maintaining minimum levels of net worth, working capital and cash reserves and limitations on distributions by the Managed Care Subsidiaries to the Company. From time to time, the Managed Care Subsidiaries may not be able to make cash distributions to the Company at levels required to fully fund the Company's operating cash flow needs without violating applicable regulatory requirements. The Company's Managed Care Subsidiary operating in the State of Michigan (the "Michigan Managed Care Subsidiary") is subject to regulation the Michigan Insurance Bureau ("MIB"), and as a result, future cash transfers from the Michigan Managed Care Subsidiary to the Company are likely to be limited to payments for services rendered and dividends payable from the Michigan Managed Care Subsidiary's earned surplus, which is more limited than cash transfers made in the past. Accordingly, the cash needs of the Company's laboratory operations will have to be funded from their own operations and the operation of the Company's unregulated Managed Care Subsidiaries. In the event that the Company is not able to generate additional operating cash flow or to receive cash distributions from its Michigan Managed Care Subsidiary to the extent required to fund the Company's operating cash flow needs, the Company may need to obtain additional financing.

Tax Indemnification Liability

              In August 1996, the Company received a thirty-day demand letter from the Internal Revenue Service ("IRS") proposing adjustments to the Company's federal income taxes for the years 1991-1994 totaling $3.3 million. The proposed adjustments principally relate to the timing of certain bad debt deductions and claim expense accruals and the deductibility of certain sign-on bonus and non-compete payments made in connection with the acquisition of the Company's predecessor. The Company has filed a written protest with the IRS appeals office regarding this matter. There can be no assurance that the Company will resolve this dispute with the IRS in a manner favorable to the Company. The failure to resolve this dispute in a manner favorable to the Company would result in a current period charge to earnings and would have a material adverse effect on the business, financial condition, including working capital, and results of operations of the Company. While management believes the liability relating to this matter, if any, will not be material to the Company, the ultimate effect, if any, cannot be determined at this time. The foregoing statement may be a "forward looking statement" withing the meaning of the Securities Act of 1933. The outcome of this dispute involves a number of uncertainties, including those inherent in interpreting and applying the Internal Revenue Code and other federal income tax authority and precedent to actual transactions, those relating to the valuation of various assets at the time of the acquisition and those inherent in pursuing any legal action of the type instituted by the Company. The Company has not accrued a liability relating to the deficiency assessments or proposed tax adjustments.



Changes in the Health Care Industry

              The Company believes that the health care industry is experiencing a period of dramatic and rapid change. Many of these changes have negatively affected the Company's operations and may continue to negatively affect the Company in the future.

              Beginning August 1, 1993, third-party payors (such as Medicare, Medicaid and insurance companies) have been instituting changes in reimbursement policies which have negatively affected the Company's fee-for-service revenue and overall profitability. Further significant changes in reimbursement policies are under consideration by a number of third-party payors such as Medicare, Medicaid and insurance companies. Such changes, if instituted, could further negatively affect the Company's fee-for-service revenue and overall profitability by reducing amounts received for the Company's services, increasing testing costs and increasing collection costs and bad debt expenses.

              The Company's fee-for-service revenues have also been negatively affected by changes in payor and test mixes being experienced by the Company and the clinical laboratory industry generally. These changes result from a variety of factors, including the shift from traditional fee-for-service to discounted or managed care arrangements and changes in the level and nature of tests ordered.

              Increasing numbers of patients, including Medicaid and Medicare recipients, are participating in managed health care delivery systems such as health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), employer-, employer group-, union- and government-sponsored programs and various managed health care organizations. These organizations often contract with one or a limited number of laboratories to provide all laboratory services for their members at significantly discounted rates or fixed rates for each person covered by such contracts ("capitated rates"), rather than fees for each service performed. While this change creates new opportunities for the Company's Managed Care Programs, its fee-for-service revenues are being negatively affected. In addition, such change is causing the Company to become increasingly dependent on contracts with a few large managed care organizations.

              The Company has and will in the future actively seek contracts with these large organizations. See "Risk Factors - Dependence on Managed Care Programs" and " - Dependence on Key Managed Care Customers". However, there can be no assurance that the Company will be successful in those efforts. If it is not successful, the Company could face a significantly smaller market for its fee-for-service business, and if it is successful, it could receive significantly lower fees for the services it performs.

Year 2000 Compliance

              While the Company's managed care computer system is year 2000 compliant, the laboratory computer system requires software modifications to change all two-digit year references to four digits. Modifications will be made by internal systems personnel and are expected to be completed by the end of 1999. The Company has not yet completed a detailed analysis of the level of modifications required to bring its laboratory computer system into year 2000 compliance or the related costs of doing so. The Company does not believe that the cost of bringing its laboratory system into year 2000 compliance will have a material adverse effect on the Company's business, financial condition and results of operations. The foregoing statements regarding the timing and cost of the Company's year 2000 compliance efforts are "forward looking statements" within the meaning of the Securities Act of 1933. The timing of and costs required to bring the Company's laboratory system into year 2000 compliance are subject to a number of uncertainties, including that the Company has not yet completed a detailed analysis of the level of modifications required to bring the system into compliance or the related costs of doing so. In addition, the Company's fee-for-service charges are reimbursed by a number of third-party payors, including Medicare and Medicaid, typically through electronic submissions. In the event that the computer systems used by any such payors do not become year 2000 compliant in a timely fashion, the Company could experience delays in the receipt of reimbursement, even if the Company's systems are compliant. Any such reimbursement delays would have a material adverse effect on the Company's business, financial condition and results of operations.




Competition

              The clinical laboratory industry is characterized by intense competition. The Company may face competition with regard to its fee-for-service and Managed Care Programs from other clinical laboratories, insurance companies, HMOs, PPOs, third-party administrators and managed care organizations. The Company also faces increasing competition from hospitals, particularly those which control HMOs, PPOs or other managed care organizations. See "Risk Factors
- Changes in the Health Care Industry".

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



              With respect to the Company's fee-for-service business, the Company competes for fee-for-service business primarily on the basis of the quality of its testing, reporting and information services, its reputation in the medical community, the introduction of new testing procedures and its ability to perform virtually all clinical laboratory tests in-house. Under federal and Michigan law, physicians are prohibited from marking-up the cost of third-party laboratory tests. Accordingly, the Company competes for fee-for-service business primarily on the basis of quality and service, with a particular emphasis on rapid reporting of test results and responsiveness to customer requests, as well as its ability to perform virtually all clinical laboratory tests in-house. Some of the laboratories which compete with the Company have a national presence and have substantially greater financial resources than the Company. The Company must also maintain competitive pricing for both its fee-for-service and Managed Care Programs.

              With respect to its Managed Care Programs, the Company competes on the basis of price, service and its experience in providing this type of health care program. The Company believes its experience, reputation and long-standing relationships offer it a competitive advantage with respect to maintaining its existing Managed Care Programs and establishing new Managed Care Programs. The Company is experiencing increased competition with regard to its Managed Care Programs from insurance companies, HMOs, PPOs, third-party administrators and other managed health care companies which offer similar programs. In particular, the Company is facing aggressive pricing of these programs by its principal competitors.

              There can be no assurance that competition in existing or new markets will not have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. Changes in the regulatory environment in which the Company operates could also affect the basis for competition in the clinical laboratory industry and could thereby have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations.

Dependence on Managed Care Programs

              The Company's Managed Care Programs represented 33.7% of the Company's net revenues for the year ended December 31, 1997. Under the Managed Care Programs, in exchange for a capitated rate, the Company is required to provide, or to coordinate the provision of, substantially all of the services specified in the Managed Care Program contract to all Covered Persons. Depending on the Managed Care Program involved, those services currently include any one or more of the following ordered by physicians for Covered Persons: non-hospital clinical laboratory tests, durable medical equipment, respiratory therapy and orthotic and prosthetic appliances (devices supporting joints or muscles or artificially replacing body parts) and diagnostic imaging services. Therefore, the Company's revenues under these programs are fixed and its costs depend on the extent to which its services are used by Covered Persons. A "Covered Person" is a person who is entitled to benefits under a specific Managed Care Program contract. There can be no assurance that higher than anticipated utilization rates over an extended period of time will not cause the expenses associated with the Managed Care Programs to exceed net revenues, which would have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. The fixed monthly payments established by the Company generally are guaranteed by the Company for two years, while the contracts governing the Managed Care Programs are generally renewable on an annual basis and are terminable upon 30 or 60 days' written notice by the customer. There can be no assurance that the Company will not lose a significant Managed Care Program, which could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations.




Dependence on Managed Care Subcontractors

              For the Company's laboratory Managed Care Programs covering Covered Persons located outside Michigan, the Company subcontracts on a discounted fee-for-service basis with other clinical laboratories, principally Laboratory Corporation of America ("LCA"), Quest Diagnostics Incorporated and, to a lesser extent, SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline"), to provide all laboratory services to those Covered Persons. The Company's subcontracts with LCA are generally terminable on short notice. In the event that LCA terminates these subcontracts or is unable or unwilling to perform its services under these subcontracts, the Company would be required to locate another national clinical laboratory or a group of smaller laboratories throughout the country to provide such services on short notice and, potentially, at a significantly greater cost. While the Company believes it could replace LCA's services without a significant increase in cost, there can be no assurance to that effect. The foregoing statement may be a "forward looking statement" within the meaning of the Securities Act of 1933. The ability of the Company to replace LCA's services without a significant increase in cost is subject to a number of uncertainties, including the level of interest of another national laboratory in providing services to the Company and the willingness of the Company's customers to accept services from another laboratory or group of laboratories. As a result, the termination by LCA of these subcontracts could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. Because the Company does not have long-term agreements with LCA, it may be subject to increases in LCA's prices to provide services under these agreements, which may adversely affect the Company's profit margins.

              Similarly, all services under the Company's home medical services ("HMS") and diagnostic imaging Managed Care Programs are subcontracted to a small number of providers. While these subcontractors will generally receive a capitated rate under the program, if a subcontractor did not or was not able to provide services, the Company would be obligated to locate other providers to do so, potentially at a significantly greater cost. The refusal of one of these subcontractors to participate in future HMS or imaging programs could have a material adverse effect on the Company's ability to offer these programs and on the Company's costs of providing these programs.

              The Company is required to indemnify Ford Motor Company ("Ford") for any expenses incurred by Ford in replacing the Ford HMS Program in the event that Ford cancels such program due to the Company's or its subcontractor's non-performance. While the subcontractor for durable medical equipment under the Ford HMS Program has indemnified the Company for liability arising from its non-performance, there can be no assurance that this subcontractor will be able to satisfy such indemnification liability or that the Company will not have liability to Ford in a situation where the subcontractor's indemnification is not applicable. In addition, the other current providers under the HMS programs have not provided similar indemnification to the Company and the amount payable to such providers has not been capped. The Company's obligations under the Ford HMS Program are secured by a $1.8 million letter of credit.

Dependence on Key Managed Care Customers

              Although many of the Company's new Managed Care Programs are with groups not affiliated with the automobile industry, a majority of the Company's Managed Care Program revenues during 1996 were from contracts with companies and unions affiliated with the automobile industry. A decrease in the number of employees and retirees under these programs, downsizing in the automobile industry or an adverse change in the Company's relationships with the employers and unions with whom it has Managed Care Programs could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. In addition, during 1997, revenues from Managed Care Programs with one of the Company's automobile industry-related customers accounted for approximately 14% of the Company's total revenues. The loss of this customer could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. In addition, because of the relatively low costs of the services provided by the Company in its Managed Care Programs (relative to total health care costs), the market for the Company's Managed Care Programs is limited to sponsors of significant size who are willing to administer the health care services offered by the Company separately from their other health care benefits.



Seasonal Fluctuations in Operating Results

              The volume of tests performed by the Company tends to decrease during the summer months, year-end holiday periods and periods of inclement weather. Although these seasonal effects are partially offset by the Company's Managed Care Programs, which provide monthly revenues based upon capitated rates rather than based upon testing volume, these seasonal decreases in testing volume tend to reduce net revenue and net income for the third and fourth quarters each year. As a result, comparisons of the results of successive quarters may not accurately reflect trends or results for the full year.

Dependence Upon Senior Management and Key Laboratory Personnel


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



              The Company's success depends upon the continued services of certain members of its senior management. The Company's operations also depend upon its ability to recruit and retain skilled laboratory professionals. Competition among clinical laboratories for qualified personnel is intense. The loss of the services of certain members of senior management for any reason or the inability to attract and retain skilled laboratory personnel may have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations.

Possible Adverse Effects of Government Regulation

              The Company is subject to licensing and certification requirements and other regulation under federal, state and local laws relating to clinical laboratory conditions and operations, protection of the environment and public safety, handling and disposal practices for wastes and special materials, and worker safety and health. The Company also must comply with various federal and state laws, regulations and restrictions governing its Managed Care Programs, business practices such as referrals from health care providers, and reimbursement for services under Medicare and Medicaid. The Company must also comply with restrictions imposed by insurance companies and other third-party payors. The Company's third-party payors, including Medicare and Medicaid, from time to time conduct audits and reviews of the Company's activities to determine compliance with these laws, regulations and restrictions. In recent years, these third-party and governmental payors have significantly expanded their efforts to detect instances of non-compliance and related enforcement activities. The Company has from time to time experienced compliance reviews, including reviews of its billing practices, by its third-party payors and, from time to time, has been required to return monies paid to it by such payors. The Company has not yet received a final determination notice or decision letter relating to an audit conducted by one of its largest third-party payors. Failure to comply with these laws, regulations or restrictions could result in the imposition of significant fines, civil and criminal penalties, third-party liability, exclusion from Medicare and Medicaid, and loss of licenses and approvals necessary for the Company to conduct its business operations, any of which could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. The Company is also subject to the requirements of a federal law (the "Stark Law") that prohibits the Company from receiving referrals of business from physicians if the physician or his or her immediate family members have a financial relationship with the Company. This law also requires the Company to make periodic reports on any financial relationships the Company has with any physicians or immediate family members of physicians. Although the Company endeavors to comply with all laws, regulations, restrictions and other legal requirements applicable to its operations, there can be no assurance that applicable statutes and regulations, including the prohibitions and reporting requirements of the Stark Law, might not be interpreted by a regulatory or judicial authority in a manner that would adversely affect the Company's operating results or that any new governmental requirements will not have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations.

              The laws and regulations affecting the health care industry and third party reimbursement change frequently. There can be no assurance that changes to such laws and regulations will not have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. In addition, legislation may be introduced by Congress or by one or more state legislators to reform certain facets of the health care delivery system. The Company cannot predict whether any of these possible proposals will become law or the effect such legislation would have on the Company. In addition, even consideration of reform proposals can have an adverse effect on the Company's Managed Care Programs because the Company believes health care plan sponsors are less willing to consider changes in their plans when they think the government will mandate the types of benefits that must be provided or the method of delivery of benefits. The Company cannot predict which, if any, health care reform proposals will be adopted or, if adopted, their effect on the Company's business.

Limitations on Medicare and Medicaid Reimbursement; Possible Slowdowns in Third
 Party Payments

              Medicare and Medicaid reimbursements account for a significant portion of the Company's net revenues. Government reimbursement to the clinical laboratory industry has been the subject of heightened legislative and regulatory scrutiny in recent years. Medicare and Medicaid reimbursement programs contain various restrictions on prices that can be charged by laboratories. Medicare reimbursement for services provided by clinical laboratories was reduced several times in recent years from previously authorized levels. Further changes in Medicare reimbursement policies are under consideration and such changes, if instituted, could negatively affect the Company's fee-for-service revenue and overall profitability. For most of the tests performed for Medicare or Medicaid recipients, laboratories are required to bill Medicare or Medicaid directly and, for all tests except anatomical testing which has co-insurance and deductible provisions, laboratories are required to accept Medicare or Medicaid approved amounts as payment in full.

In addition, state Medicaid programs are prohibited from paying more than the Medicare fee schedule amount for testing for Medicaid recipients. Future changes in federal, state or local regulation (or in the interpretation of current regulations) affecting government reimbursement for laboratory-testing or taxation could have a material adverse effect on the Company's business, financial condition, including working capital, and results of operations. In addition, the Company's liquidity may be affected by how promptly the Company is reimbursed by Medicare, Medicaid and other third-party payors. The Company from time to time has experienced a slowdown in payments from third-party payors. Delays in payments by third-party payors could have an adverse effect on the Company's business, financial condition, including working capital, and results of operations. See "Risk Factors - Possible Adverse Effects of Government Regulation".

Litigation and Limits of Liability Insurance Coverage

              The Company may be subject to legal actions arising out of the performance of its laboratory testing services. Damages assessed in connection with, and the cost of defending, any legal actions could be substantial. The Company currently maintains professional liability insurance and customary liability insurance coverage in types and amounts that management believes are adequate in view of the risks associated with the Company's operations. There can be no assurance that this coverage will be sufficient. Furthermore, there can be no assurance that the Company will be able to maintain this coverage at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expenses that may result from any uninsured or underinsured claims.

Control by Existing Shareholders

              The Company's directors, executive officers and their affiliates in the aggregate beneficially own nearly a majority of the outstanding shares of Common Stock. As a result, these shareholders as a group are able, in effect, to determine the outcome of corporate actions requiring shareholder approval, including the election of directors, and otherwise control the business of the Company.

                                 USE OF PROCEEDS

              The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

                              PLAN OF DISTRIBUTION

              The Selling Shareholder has advised the Company that it may from time to time offer and sell the shares of Common Stock offered hereby on the National Market or otherwise at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions or otherwise. The Company will not receive any of the proceeds of the sales. The Company will bear the costs of the offering, including those incurred by the Selling Shareholder, except that the Selling Shareholder will pay all applicable broker-dealer fees and charges.

                               SELLING SHAREHOLDER

              There are 500,000 shares of Common Stock being offered by this Prospectus. The Selling Shareholder purchased the shares being registered hereunder pursuant to a Stock Purchase Agreement, dated June 8, 1998, between the Company and the Selling Shareholder.


                                                                        Number of
                                                                        Shares Owned
                                       Number         Number            Assuming All        % of Outstanding
                                      of Shares      of Shares          Shares Offer-      Shares Owned Assuming
Selling Shareholder                    Owned         Registered         red Are Sold     All Shares Offered Are Sold
-------------------                  -----------    ------------     --------------      ---------------------------
The Kaufmann Fund, Inc.              1,200,000*       500,000            700,000*                 9.9%*


* Does not include 1,142,857 shares of Common Stock which may be acquired upon conversion of the Company's

    8.25% Convertible Subordinated Debentures Due 2006.

                                  LEGAL MATTERS

              The validity under Michigan law of the authorization and issuance of the shares offered hereby will be passed upon for the Company by Dykema Gossett PLLC, Detroit, Michigan.

                                     EXPERTS

              The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

              The following statement sets forth the estimated amounts of expenses, all of which will be borne by the Company in connection with the distribution of the Common Stock offered hereby:


              Securities and Exchange Commission Registration Fee ....$    304
              Accounting Fees and Expenses ...........................   1,000
              Legal Fees and Expenses ................................  15,000
              Miscellaneous Expenses .................................     696
                                                                      --------
              Total Expenses .........................................$ 17,000
                                                                      ========

              All amounts in the table above are estimated, other than the Securities and Exchange Commission Registration Fee.

Item 15.  Indemnification of Directors and Officers

              The Company is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who is a party or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (other than actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise at such corporation's request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in the case of a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

              The MBCA also empowers Michigan corporations to provide similar indemnity against amounts paid in settlement and expenses actually and reasonably incurred by such a person in actions or suits by or in the right of the corporation except in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that a court determines that, despite the adjudication of the liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

              The Company's bylaws generally require the Company to indemnify its directors and officers to the fullest extent permissible under Michigan law, require the advancement and reimbursement of expenses under certain circumstances and establish a procedure for determination of when indemnification is proper.

              The MBCA permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Articles of Incorporation, which limit liability to the maximum extent permitted by law, provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the MBCA and the Articles of Incorporation do not eliminate or limit the liability of a director for any of the following:
(i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaration of a unlawful dividend, stock purchase or redemption; (iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to the date when the provision becomes effective. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

              Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses and liabilities incurred in connection with the defense of certain claims, actions, suits or proceedings which may be brought against them by reason of being or having been directors or officers. In addition, various agreements which require the Company to register shares of its Common Stock under the Securities Act of 1933 provide that the Company will indemnify, to the extent permitted by law, each holder of shares registered pursuant to such agreements, and their officers, directors and controlling persons, against all losses, claims damages, liabilities and expenses caused by misstatements or omissions in any registration statement, prospectus or preliminary prospectus, except insofar as such misstatements are caused by or contained in information furnished to the Company by such holders.

Item 16.  Exhibits

              A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17.  Undertakings

              1. Except to the extent that the information is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference into this registration statement, the undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 and (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              2. The undersigned registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

              3. The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              4. The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan on the 6th day of July, 1998.

                                  UNIVERSAL STANDARD HEALTHCARE, INC.


                              By: /s/ Eugene E. Jennings
                                  -----------------------------
                                  Eugene E. Jennings, President


                                POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene E. Jennings and Alan S. Ker, and each of them, jointly and severally his attorneys-in-fact and agents, with full power of substitution, and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any amendments to the Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.


              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 6, 1998.

                Signature
                ---------


/s/ Eugene E. Jennings
-----------------------------------
Eugene E. Jennings
Chairman, Chief Executive Officer,
  President and Director (Principal
  Executive Officer)


/s/ Alan S. Ker
---------------
Alan S. Ker
Vice President - Finance, Chief Financial Officer and Treasurer
 (Principal Financial and Accounting Officer)


-----------------
Eduardo Bohorquez
Director

/s/ Anthony A. Bonelli
----------------------
Anthony A. Bonelli
Director


/s/ Robert P. DeCresce
----------------------
Robert P. DeCresce
Director


-----------------
Thomas R. Donahue
Director


/s/ Thomas W. Gorman
--------------------
Thomas W. Gorman
Director


/s/ P. Thomas Hirsch
--------------------
P. Thomas Hirsch
Director


-------------------
Joseph J. Vadapalas
Director

                                         EXHIBIT INDEX



Exhibit No.          Description of Exhibits
-----------          -----------------------

 5.1                 Opinion of Dykema Gossett PLLC

23.1                 Consent of BDO Seidman, LLP

23.2                 Consent of Dykema Gossett PLLC (included in
                     Exhibit 5.1).

24.1                 Power of Attorney (included on signature page)